FOR IMMEDIATE RELEASE

Kingstone Announces its 2025/2026 Catastrophe Reinsurance Placement

KINGSTON, N.Y.— June 23, 2025-- Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that its catastrophe reinsurance program for the period July 1, 2025 through June 30, 2026 has been finalized.

Meryl Golden, Chief Executive Officer at Kingstone, stated, "I am pleased to announce the successful completion of our 2025/2026 catastrophe reinsurance placement with favorable economic terms. In response to the significant growth in premium and exposure experienced in the past year, we increased our catastrophe reinsurance limit by 57%, or $160 million, to $440 million. The limit includes multi-year protection of $125 million sourced through the issuance of our first catastrophe bond, 1886 Re Ltd., as announced in May.

“We achieved this enhanced protection with only a 10% increase to our overall cost. The catastrophe program cost is approximately 12% of projected direct premiums earned, down from 13% for the previous treaty period. Additionally, the total cost for catastrophe coverage was below our expectations and savings will positively impact our projected diluted EPS by $0.11 for the initial six months of the treaty (i.e., July 1, 2025 to December 31, 2025). Comparable savings benefits will be seen for the remainder of the treaty as well.

"We appreciate the broad support from our valued reinsurance partners, with over 25 reinsurers participating in the program. Their continued confidence underscores the quality of our underwriting and our disciplined approach to risk management. With our reinsurance placement now successfully completed, we are well-positioned to continue our profitable growth strategy and deliver sustainable long-term value to our shareholders.”

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York, and in 2024 was the 12th largest writer of homeowners insurance in New York. KICO is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Forward-Looking Statements
Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@equityny.com